Exhibit 10.1
Glenayre Technologies, Inc.
Summary of Non-officer Director Compensation Program
     Effective beginning January 1, 2006, non-officer directors of Glenayre Technologies, Inc. are entitled to receive the following compensation:
•	an annual fee of $20,000 plus $1,500 for attendance in-person, and $500 for attendance via telephonic conference call, at each Board of Directors meeting,

•	an annual fee of $8,000 for Audit Committee participation,

•	an annual fee of $5,000 for Compensation and Plan Administration Committee participation,

•	an annual fee of $4,000 for Executive Committee participation,

•	an annual fee of $3,000 for Governance and Nominating Committee participation,

•	an annual fee of $4,000 for service as the lead independent director,

•	automatic formula-based awards of options to purchase 30,000 shares of Common Stock upon initial appointment to the Board of Directors and on each third anniversary thereafter, and

•	in connection with each Annual Meeting of Stockholders, a number of restricted stock units equal to $18,000 divided by the fair market value of the Common Stock on the last trading day immediately preceding such Annual Meeting.
     Annual fees are paid ratably on a quarterly basis. All directors are reimbursed for their reasonable travel and accommodation expenses incurred with respect to their duties as directors.